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                                                                     EXHIBIT 4.3



                           WESTERN POWER & EQUIPMENT CORP.
                  1995 STOCK OPTION PLAN FOR NON-EMPLOYEE DIRECTORS


1.  PURPOSES.

    The 1995 Stock Option Plan for Non-Employee Directors (the "Plan") is established to attract, retain and compensate highly qualified individuals who are not employees of Western Power & Equipment Corp.(the "Company") for service as members of the Board of Directors ("Non-Employee Directors") and to provide them with an ownership Interest in the Company's common stock (the "Common Stock"). The Plan will be beneficial to the Company and its stockholders by allowing these Non-Employee Directors to have a personal financial stake in the Company through an ownership interest in the Company's common stock, in addition to underscoring their common interest with stockholders in increasing the value of the Company's stock over the long term.

2.  EFFECTIVE DATE.

    The Plan shall be effective as of the date it is adopted by the Board of Directors of the Company, subject to the approval of the Plan by the holders of at least a majority of the outstanding shares of Company common stock present, or represented, and entitled to vote at the 1996 Annual Meeting of Stockholders. Grants of options may be made under the Plan on and after its effective date, subject to stockholder approval of the Plan as provided above. In the event such approval is not obtained, any options granted under the Plan shall be null and void.

3.  ADMINISTRATION OF THE PLAN.

    The Plan shall be administered by a committee appointed by the Board of Directors and consisting of Directors who are not eligible to participate in the Plan (the "Committee"), or by the full Board of Directors in the event that a Committee has not been appointed (in the event that a Committee has not been appointed, any action hereunder to be taken by the Committee shall be taken by the Board of Directors). Subject to the provisions of the Plan, the Committee shall be authorized to interpret the Plan, to establish, amend and rescind any rules and regulations relating to the Plan and to make all other determinations necessary or advisable for the administration of the Plan; PROVIDED, HOWEVER, that the Committee shall have no discretion with respect to the eligibility or Election of Non-Employee Directors to receive options under the Plan, the number of shares of stock subject to any such options or the Plan, or the purchase price thereunder; and PROVIDED FURTHER, that the Committee shall not have the authority to take any action or make any determination that would materially increase the benefits accruing to participants under the Plan. The Committee's interpretation of the Plan, and all actions taken and determinations made by the Committee pursuant to the powers vested in it hereunder, shall be conclusive and binding upon all parties concerned including the Company, its stockholders and persons granted options under the Plan. The Chairman of the Board and Chief Executive Officer of the Company, or any other officer of the Company as designated by the Committee, shall


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be authorized to implement the Plan in accordance with its terms and to take or cause to be taken such actions of a ministerial nature as shall be necessary to effectuate the intent and purposes thereof.

4.  PARTICIPATION IN THE PLAN.

    All active members of the Company's Board of Directors who are not as of the date of any option grant employees of the Company or any of its subsidiaries or affiliates shall be eligible to participate in the Plan. Directors emeritus shall not be eligible to participate.

5.  NON-QUALIFIED STOCK OPTIONS.

    Only non-qualified stock options ("Options") may be granted under this Plan.

6.  TERMS, CONDITIONS AND FORM OF OPTIONS.

    (A) OPTION GRANT DATES. Options to purchase Two Thousand Five Hundred (2,500) shares of Common Stock (as adjusted pursuant to Section 8) shall be automatically granted to each eligible Non-Employee Director on February 1, 1996 and on an annual basis to each eligible Non-Employee Director on each August 1 thereafter (or the first succeeding business day thereafter of which the Common Stock is traded on the principal securities exchange on which it is listed).

    (B) EXERCISE PRICE. The exercise price per share of Common Stock for which each option is exercisable shall be 100% of the fair market value per share of Common Stock on the date the Option is granted, which shall be the average of the closing bid and asked prices of the stock (or the closing sale price of the stock if traded on a national securities exchange) as generally reported for the principal securities exchange on which the Company's Common Stock is listed.

    (C) EXERCISABILITY AND TERM OF OPTIONS. Each Option granted under the Plan shall become fully exercisable on the date of grant. Each Option granted under the Plan shall expire five years from the date of grant, and shall he subject to earlier termination as hereinafter provided.

    (D) TERMINATION OF SERVICE. In the event of the termination of service on the Board by the holder of any Option, other than by reason of mandatory retirement, permanent disability or death as set forth in paragraph (e) hereof, the then outstanding Options of such holder shall be exercisable only to the extent that they were exercisable on the date of such termination and shall expire three months after such termination, or on their stated expiration date, whichever occurs first.


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    (E)  RETIREMENT, DISABILITY OR DEATH.  In the event of termination of service by reason of mandatory retirement pursuant to Board policy or permanent disability of the holder of any Option, each of the then outstanding Options of such holder will continue to become exercisable in accordance with Section 6(c) above, but the holder shall be entitled to exercise such Options, including any portions thereof that become exercisable after such termination, within three years of such termination, but in no event, after the expiration date of the Option. In the event of the death of the holder of any Option, each of the then outstanding Options of such holder shall become immediately exercisable in full, and shall be exercisable by the holder's legal representative at any time within a period of three years after death, but in no event after the expiration date of the Option. However, if the holder dies within two years following termination of service on the Board by reason of mandatory retirement or permanent disability, such option shall be exercisable only until (x) the later of (i) one year after the holder's death or (ii) two years after such termination, or (y) the expiration date of the Option, if earlier.

    (F) PAYMENT. The option price shall be paid in cash (whether or not such cash is loaned by the Company to the participant for such purpose) or by the surrender of shares of Common Stock of the Company, valued at their fair market value on the date of exercise, or by any combination of cash and such shares.

7.  SHARES OF STOCK SUBJECT TO THE PLAN.

    The shares that may be purchased pursuant to Options under the Plan shall not exceed an aggregate of 50,000 shares of Company Common Stock (as adjusted pursuant to Section 8). Any shares subject to an Option grant which for any reason expires or is terminated unexercised as to such shares shall again be available for issuance under the Plan.

8.   DILUTION AND OTHER ADJUSTMENT.

    In the event of any change in the outstanding shares of Company Common Stock by reason of any stock split, stock dividend, recapitalization, merger, consolidation, combination or exchange of shares or other similar corporate change, such equitable adjustment shall be made in the Plan and the grants thereunder, including the exercise price of outstanding Options, as the Committee determines are necessary or appropriate, including, if necessary, any adjustments in the maximum number of shares referred to in Section 7 of the Plan. Such adjustment shall be conclusive and binding for all purposes of the Plan.

9.  MISCELLANEOUS PROVISIONS.

    (A) RIGHTS AS STOCKHOLDER. A participant under the Plan shall have no rights as a holder of Company Common Stock with respect to Option grants hereunder, unless and until certificates for shares of such Common Stock are issued to the participant.


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    (B)  ASSIGNMENT OR TRANSFER.  No Options granted under the Plan or any rights or interests therein shall be assignable or transferable by a participant except by will or the laws of descent and distribution. During the lifetime of a participant, Options granted hereunder are exercisable only by, and payable only to, the participant.

    (C) AGREEMENTS. All Options granted under the Plan shall be evidenced by agreements or certificates in such form and containing such terms and conditions (not inconsistent with the Plan) as the Committee shall adopt.

    (D) COMPLIANCE WITH LEGAL REGULATIONS. During the term of the Plan and the term of any Options granted under the Plan, the Company shall at all times reserve and keep available such number of shares as may be issuable under the Plan, and shall seek to obtain from any regulatory body having jurisdiction, including the Office of the Secretary of State of the State of Georgia, any requisite authority required in the opinion of counsel for the Company in order to grant Options to purchase Shares of Company Common Stock or to issue such stock pursuant thereto. If in the opinion of counsel for the Company the transfer, issue or sale of any shares of its stock under the Plan shall not be lawful for any reason, including the inability of the Company to obtain from any regulatory body having jurisdiction authority deemed by such counsel to be necessary to such transfer, issuance or sale, the Company shall not be obligated to transfer, issue or sell any such shares. In any event, the Company shall not be obligated to transfer, issue or sell any shares to any participant unless a registration statement which complies with the provisions of the Securities Act of 1933, as amended (the "Securities Act"), is in effect at the time with respect to such shares or other appropriate action has been taken under and pursuant to the terms and provisions of the Securities Act, or the Company receives evidence satisfactory to the Committee that the transfer, issuance or sale of such shares, in the absence of an effective registration statement or other appropriate action, would not constitute a violation of the terms and provisions of the Securities Act. The Company's obligation to issue shares upon the exercise of any Option granted under the Plan shall in any case be subject to the Company being satisfied that the shares purchased are being purchased for investment and not with a view to the distribution thereof, if at the time of such exercise a result of such issuance of shares would otherwise violate the Securities Act in the absence of an effective registration statement relating to such shares.

    (C) COSTS AND EXPENSES. The costs and expenses of administering the Plan shall be borne by the Company and not charged to any Option or to any Non-Employee Director receiving an Option.


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10. AMENDMENT AND TERMINATION OF THE PLAN.

    (A) AMENDMENT. The Committee may from time to time amend the Plan in whole or in part; PROVIDED, that no such action shall adversely affect any rights or obligations with respect to any Options theretofore granted under the Plan, AND PROVIDED FURTHER, that the provisions of Sections 4 and 6 hereof may not he amended more than once every six months, other than to comport with a change in the Internal Revenue Code or regulations thereunder.

    Unless the holders of at least a majority of the outstanding shares of Company Common Stock present, or represented, and entitled to vote at a meeting of stockholders shall have first approved thereof, no amendment of the Plan shall be effective which would (i) increase the maximum number of shares referred to in Section 7 of the Plan or the number of shares subject to Options that may be granted pursuant to section 6(a) of the Plan to any one Non-Employee Director or (ii) extend the maximum period during which Options may be granted under the Plan.

    With the consent of the Non-Employee Director affected, the Committee may amend outstanding agreements or certificates evidencing Options under the Plan in a manner not inconsistent with the terms of the Plan.

    (B)  TERMINATION.  The Committee may terminate the Plan (but not any
Options theretofore granted under the Plan) at any time. The Plan (but not any Options theretofore granted under the Plan) shall in any event terminate on, and no Options shall be granted after, September 1, 2005.

11. COMPLIANCE WITH SEC REGULATIONS.

    It is the Company's intent that the Plan comply in all respects with Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any related regulations. If any provision of this Plan is later found not to be in compliance with such Rule and regulations, the provision shall be deemed null and void. All grants and exercises of Options under this Plan shall be executed in accordance with the requirements of Section 16 of the Exchange Act and regulations promulgated thereunder.

12. GOVERNING LAW.

    The validity and construction of the Plan and any agreements entered into thereunder shall he governed by the laws of the State of Delaware.


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